INDEPENDENT ACCOUNTANTS' CONSENT



The Board of Directors
Sonus Corp.:


We consent to incorporation by reference in the Registration Statement on Form S-8 of Sonus Corp. to register 500,000 shares of common stock of Sonus Corp. of our report dated October 23, 1998, relating to the consolidated balance sheets of Sonus Corp. and subsidiaries as of July 31, 1998 and 1997, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the two-year period ended July 31, 1998, which report appears in the July 31, 1998 Annual Report on Form 10-KSB of Sonus Corp.







Portland, Oregon
July 8, 1999